Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-143622, 333-179164 and 333-213325 on Form S-8 and Registration Statement Nos. 333-209085, 333-194377 and 333-184919 on Form S-3 of our reports dated March 7, 2019 relating to the consolidated financial statements of Carrols Restaurant Group, Inc. and subsidiary and the effectiveness of Carrols Restaurant Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Carrols Restaurant Group, Inc. for the year ended December 30, 2018.
/s/ Deloitte & Touche LLP
Rochester, New York
March 7, 2019